Exhibit 99.1

Graphic Packaging Completes Another Step in its Coated Recycled Board Network Optimization Plan

ATLANTA, Oct. 4, 2023 – Graphic Packaging Holding Company (NYSE: GPK), a leading consumer packaging company, announced today it will permanently decommission the K3 coated recycled paperboard (CRB) machine in Kalamazoo, Michigan. The K3 machine is one of three CRB machines at the Kalamazoo facility and is the company’s longest-running machine. K3 ceased operation on July 1 and today’s announcement reflects the decision to permanently shut down the 125,000-tons per annum machine.

Removing higher-cost, less efficient production capacity is part of Graphic Packaging’s CRB optimization plan first announced in 2019 alongside the transformational investment in a new, state-of-the-art K2 CRB machine. Permanently decommissioning the older machine is the company’s next step of network optimization. With K2 reaching expected quality, cost improvement and volume commitments ahead of schedule, the permanent decommissioning of K3 supports more efficient resource use and margin enhancement goals for the CRB network, while continuing to service increased customer demand for high quality coated recycled paperboard.

The machine decommission is not expected to have any impact on the company’s 2023 projected Adjusted EBITDA of $1.9 billion, the midpoint of the previously provided guidance range.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable, fiber-based packaging solutions to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and fiber-based foodservice packaging in the United States and Europe and holds leading market positions in coated recycled paperboard (CRB), coated unbleached kraft paperboard

(CUK) and solid bleached sulfate paperboard (SBS). The Company’s customers include many of the world’s most widely recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company’s website at www.graphicpkg.com.